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                                                                   Exhibit 10.12

                                                                   May 22, 2002


Maria Olivo


Dear Maria:

          I am pleased to give you our offer of employment as Executive Vice President, Corporate Business Development for Travelers Property Casualty Corp. ("Travelers" or the "Company") at a starting salary that is the yearly equivalent of $400,000, paid on a semi-monthly basis. Your base salary may be subject to annual increases but under no circumstances will it be less than $400,000. In this position, you will report directly to Bob Lipp and have responsibility for investor relations, mergers and acquisition activity and other responsibilities as may be assigned to you from time to time. At your discretion and as deemed appropriate and necessary for your responsibilities, you will be working from either of the following two Travelers' office locations: (i) New York, N.Y. (when available); or (ii) One Tower Square, Hartford, CT. If you accept, we expect you will start work at Travelers on or about May 15, 2002.

         You will receive a one-time non benefit-bearing sign-on bonus of $165,000, which is payable within 60 days after commencement of your employment, and subject to standard withholding taxes.

     You will be eligible for consideration in the Travelers incentive program in 2002 and thereafter, with a guaranteed minimum 2002 performance year bonus of $700,000, payable in two installments, subject to continued employment. A first installment of $350,000 will consist of $175,000 cash, payable on or about February 28, 2003, and $175,000 awarded in shares of restricted stock under the terms of the Company's Capital Accumulation Program (CAP). The second installment of $350,000 will be payable in cash on or about April 1, 2003. Any award that you may receive under the incentive program may be payable partly in cash and partly in the Company's restricted stock, subject to the provisions of the CAP Plan. CAP is an incentive and retention award program that provides eligible employees with awards consisting of restricted stock. Bonus awards for Covered Employees are also subject to the terms and conditions of the Company's Executive Performance Compensation Plan. All bonus awards are discretionary. Bonus payments are subject to applicable withholding taxes.

       Additionally, as part of this offer, we will recommend a grant of stock options to purchase up to 350,000 shares of Travelers stock (defined as the "Stock Option Grant"). These options will vest in 20% increments over five years starting on the first anniversary of the grant. Thereafter, the vesting of subsequent increments will be on the annual anniversary of the Stock Option Grant. The exercise price of the Stock Option Grant will be the closing price of Travelers stock on the date immediately preceding the date of the stock grant. This grant is subject to approval under the procedures adopted by the Travelers Board of Directors, or committee thereof, and will be made on a date within 30 days after the date of your employment. If for any reason, the Travelers Board of Directors or a committee thereof does not approve the Stock Option Grant or approves a grant that is less than the Stock Option Grant, you will be entitled to receive a mutually agreed upon benefit with value and terms equivalent to
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the value and terms of the Stock Option Grant. Such equivalent benefit will be awarded within 30 days of the date the Travelers Board of Directors, or committee thereof, makes a decision on the Stock Option Grant. You will be considered for future option grants on the same basis as other officers and executives of the Company.

     As further consideration, we will provide you with up to an additional $350,000, which is non-benefit bearing and subject to standard withholding taxes, to defray losses you may experience as a result of your departure from your current employer to the extent such losses represent the termination, cancellation or forfeiture of unvested but previously awarded deferred compensation under your current employer's deferred compensation plan or are related to a deferred sign-on arrangement related to forfeited CAP stock related to your previous employment by Salomon Smith Barney. Such payment will be subject to receipt of documentation substantiating the amount of the losses to be defrayed and will be made within 60 days following the receipt of such documentation.

     You will be eligible for four weeks annual vacation. All compensation and benefits are payable in accordance with the Company's compensation policies, plans and programs in effect at the time of payment. Further details regarding these policies, benefit plans and programs will be provided when you begin your employment. Please note that all Travelers' compensation, benefits and other policies, plans and programs are subject to change at management's discretion. You will also be covered under the Travelers directors and officers liability insurance program in a similar manner as other officers and executives of the Company and you will be indemnified for your services to the maximum extent permitted by law.

     Should your employment with Travelers terminate, we will provide you with the following: (i) if within the first two years of your employment, Travelers experiences a Change in Control (as defined herein) and you leave within 1 year, or Mr. Lipp departs from the employ of Travelers and you leave within 1 year, or you are terminated without Cause (as defined herein), or you leave the Company because you have been demoted or your responsibilities have been significantly diminished without your consent or you become disabled and are unable to perform your duties for six months or longer, you will receive a severance payment, in addition to your pro-rated bonus for that year, in the amount of $500,000 subject to applicable deductions and conditioned upon the execution of a release, a copy of which is attached to this letter, and become vested in any 401k and pension which you have participated in or receive a payment of equivalent value if vesting thereunder is not legally permissible; (ii) if within the third year of your employment, Travelers experiences a Change in Control and you leave within 1 year, or Mr. Lipp departs from the employ of Travelers and you leave within 1 year, or you are terminated without Cause, or you leave the Company because you have been demoted or your responsibilities have been significantly diminished without your consent or you become disabled and are unable to perform your duties for six months or longer, you will receive a severance payment, in addition to your pro-rated bonus for that year, in the amount of $500,000, and an amount equal to one half of the average bonus amounts, if any, you were awarded during the previous two years pursuant to the Travelers incentive program, all subject to applicable deductions and conditioned upon execution of a release, a copy of which is attached to this letter, and become vested in any 401k and pension which you have participated in or receive a payment of equivalent value if vesting thereunder is not legally permissible; (iii) if within the fourth or fifth years of your employment you are terminated without Cause, or you leave the Company because you have been demoted or your responsibilities have been significantly diminished without your consent or you become disabled and are unable to perform your duties for six months or longer, you will receive a severance payment, in addition to your pro-rated bonus for that year, in the amount of one year's base salary and an amount equal to the

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average of 100% of the bonus amounts, if any, you were awarded during the previous three years, or four years, respectively, pursuant to the Travelers incentive program, all subject to applicable deductions and conditioned upon execution of a release, a copy of which is attached to this letter, and become vested in any 401k and pension which you participated in or receive a payment of equivalent value if vesting thereunder is not legally permissible; and (iv) if your employment terminates for any reason other than for Cause, after the fifth year of your employment, you will receive, in addition to your pro-rated bonus for that year, such separation benefits, if any, as are applicable and available to Travelers' employees pursuant to Travelers policies, plans and procedures then in effect. The severance payments set forth in subsections (i)-(iii) of this paragraph are in lieu of any other severance or separation pay benefits for which you may be eligible pursuant to Company plans. In instances where your employment terminates for any of the reasons, except disability, as specifically set forth in subsections (i)-(iii) of this paragraph, your unvested CAP awards will be treated as if your employment has been terminated without cause, and you will be entitled to such portion of the award as the CAP provisions establish for employees who experience a termination without cause. In the event your employment terminates for any other reason including a long-term disability, any CAP awards you have received will be treated in accordance with the applicable CAP plan provisions. In the event your employment is terminated without cause within the first five years of your employment, any stock options granted to you will continue to vest for a period of twelve months beyond the date of your termination. In the event your employment is terminated for any other reason during the first five years or is terminated for any reason, including without cause, at any time after the fifth year of your employment, any stock options awarded to you will be treated in accordance with the applicable plans.

     For purposes of the termination provisions contained in this offer of employment "Change in Control" shall mean Change in Control as defined in Travelers Stock Incentive Plan.

     For purposes of the termination provisions contained in this offer of employment "Cause" shall be defined as: (i) the willful and continued failure to substantially perform your duties; (ii) gross negligence or willful misconduct which is materially injurious to the Company; or (iii) the conviction of a crime involving a felony. You cannot be terminated for Cause without advance notice and a reasonable opportunity to cure.

     In consideration of your employment, you agree that while you are employed, and for one year following the termination of your employment, you will not directly or indirectly solicit, induce, or otherwise encourage any person to leave the employment of or terminate any customers relationship with Travelers and any of its subsidiaries or affiliates.

     You also agree that during your employment, you will have access to or acquire confidential, client, employee, competitive and/or other business information that is unique and cannot be lawfully duplicated or easily acquired. You understand and agree that you will have a continuing obligation not to use, publish or otherwise disclose such information either during or after your employment with the Company.

     This offer is contingent upon successful completion of a pre-employment drug test, the completion of a background investigation, and the execution of our Principles of Employment Form. Under separate cover we will send you our Employee Handbook, our policy on Non-US Citizens and information on the Immigration Reform and Control Act of 1986 describing the forms you will need to bring with you to complete a federal I-9 form. It is a Federal law that you be able to provide proof of your eligibility to work in the U.S. in order to commence your employment.
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     This letter describes Travelers' offer of employment. Any other discussions that you may have had that are not described in this letter or in the Principles of Employment are not part of this offer. Also, nothing herein constitutes a contract of employment for any particular period of time. The employment relationship between you and Travelers is "at will," which allows either party to terminate the relationship at any time for any reason not otherwise prohibited by law.

     This agreement shall be binding on successors and assignees of the Company and will be governed under the laws of the state of Connecticut. Any failure of the Company to obtain the express written consent of any successor or assignee of the Company to the assumption of this agreement by the date on which the closing of the transaction creating a successor or assignee occurs shall be construed as a breach of this agreement and shall entitle you to terminate employment and to receive the benefits you would be entitled to as if you were involuntarily terminated without Cause as provided above.

     We are confident that Travelers can offer you a rewarding and challenging career opportunity. Please indicate your acceptance by returning a signed copy of this letter to me. If you should have any questions, please call me at (860) 277-1916.

                                                             Sincerely,
                                                             /s/ Douglas Willett

                                                              W. Douglas Willett

AGREED

/s/ Maria Olivo
Maria Olivo